Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com

Press Release

Kemper Announces Appointment of Interim Chief Financial Officer

CHICAGO, September 15, 2023 – Kemper Corporation (NYSE: KMPR) today announced the appointment of Bradley T. Camden, its Senior Vice President and Treasurer, as Interim Chief Financial Officer, effective immediately. Camden will report to Joseph P. Lacher, Jr., Kemper’s President, CEO and Chairman, and replaces James J. McKinney, who will serve as a senior advisor to the company to support a smooth transition. Kemper is initiating a formal search process as part of the selection of a permanent Chief Financial Officer.

“Jim has been a valuable member of our leadership team and I thank him for his many contributions over a seven year tenure at Kemper,” said Lacher. “I appreciate his partnership and wish him well in his future endeavors.”

Lacher continued, “Brad brings an extensive track record and deep financial leadership experience to this role. I have the utmost confidence in his abilities as we move forward. He is a talented senior leader who is well-known and respected by our Board, shareholders and his colleagues. He has a strong background in building and leading high-performing teams, and is an excellent communicator. We are well-positioned to continue executing on our strategic priorities under his leadership.”

Camden joined Kemper in 2020 as Treasurer and has since led many of the company’s critical strategic initiatives, including formation of Kemper Bermuda Ltd. and the Kemper Reciprocal exchange, as well as the company’s capital market management, and ALM and risk management initiatives. He is also a key lead on the company’s corporate development activities. Prior to Kemper, Camden spent 15 years at Northern Trust Asset Management, where he served in a number of finance leadership roles including Head of Long Duration Fixed Income, Head of Active and Quantitative Strategies, Director of Fixed Income Strategy, among others. He has a B.A. in economics from DePauw University and is a Chartered Financial Analyst (CFA).

About Kemper

The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.9 million policies, is represented by approximately 26,000 agents and brokers, and has approximately 8,800 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper at Kemper.com.

News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com

Investors: Karen Guerra, 312.661.4930, investors@kemper.com